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Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

    THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") is between Aames Financial Corporation, a Delaware corporation (the "Company"), and Ronald J. Nicolas, Jr. (the "Executive"). This Agreement shall become effective (the "Effective Date") as of the 23rd day of April, 2001.

    In consideration of the mutual agreements set forth below, the parties agree as follows:

AGREEMENT

    I.  Definitions. For the purpose of this Agreement only:

      A.  "Base Salary" shall mean the annual salary at the time of termination of Executive's employment which is paid by the Company to the Executive in installments twice each calendar month.

      B.  "Cause" shall mean a finding by the Company that the Executive: (1) shall have been determined by a court of law to have committed any felony; (2) shall have been arrested or indicted for violation of any criminal statute constituting a felony, provided the Board of Directors of the Company reasonably determines that the continuation of the Executive's employment after such event would have an adverse impact on the operation or reputation of the Company or its affiliates (subsequent references to the "Company" in this Agreement shall be deemed to refer to the Company or its affiliates); (3) shall have engaged in an act of fraud, theft, embezzlement, or misappropriation against the Company; (4) shall have committed one or more acts of gross negligence or willful misconduct, either within or outside the scope of his employment that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or would, if known, subject the Company to public ridicule; (5) shall have refused or failed to a material degree to perform his duties hereunder (continuing without cure for ten (10) days after receipt of written notice of need to cure); or (6) shall have violated any material written Company policy provided to the Executive during or prior to his employment and that has caused material harm to the Company; provided, however, that any finding made pursuant to clauses (3) through (6) above shall be made by the Board of Directors of the Company and any such finding shall be made in good faith and, further provided, that no termination of Executive's employment for Cause shall be deemed to have occurred unless Executive is given notice of the reason therefore including the allegations which may constitute reason for such termination.

      C.  "Change in Control" shall mean a Change in Control of the Company as that term is defined in Article XI(b) of the Company's Amended and Restated 1999 Stock Option Plan.

    II.  Payments Upon Termination Following Change In Control. The Company shall continue to pay the Base Salary to the Executive for a period of twelve (12) months following the date of termination of Executive's employment in the event that the Executive's employment is terminated (a) by the Company or its successor(s) in interest for any reason other than for Cause within one (1) year following a Change in Control of the Company, or (b) by Executive for any reason within six (6) months following a Change in Control of the Company.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth below.

DATED:

AAMES FINANCIAL CORPORATION
By:
Its:

EXECUTIVE
By:	(Signature)

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Exhibit 10.3
CHANGE OF CONTROL AGREEMENT